EXHIBIT 99.3
Press Release

For Immediate Release

WASHINGTON MUTUAL, INC. FILES MODIFIED PLAN OF REORGANIZATION
AND SUPPLEMENTAL DISCLOSURE STATEMENT

Amended and Restated Global Settlement Agreement Modified and Extended

SEATTLE, February 8, 2011– Washington Mutual, Inc. (Pink Sheets: WAMUQ.PK) (“WMI” or the “Company”) today announced that it has filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a Modified Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Modified Plan”) and a related Supplemental Disclosure Statement (the “Supplemental Disclosure Statement”).

On January 7, 2011, the Bankruptcy Court entered an opinion (the “Opinion”) determining that the global settlement agreement (as amended, the “Settlement Agreement”), among certain parties including WMI, the Federal Deposit Insurance Corporation (“FDIC”) and JPMorgan Chase Bank, N.A. (NYSE: JPM) (“JPMC”), upon which the Modified Plan is premised, and the transactions contemplated therein, are fair, reasonable, and in the best interests of WMI.  Additionally, the Opinion and related order denied confirmation, but suggested certain modifications to the Company’s Sixth Amended Joint Plan of Affiliated Debtors (the “Original Plan”) that, if made, would facilitate confirmation.  The Company believes that the Modified Plan has addressed the Bankruptcy Court’s concerns and looks forward to returning to the Bankruptcy Court to seek confirmation of the Modified Plan.

The Settlement Agreement also has been revised to conform to the Modified Plan and the Opinion, and has been extended through April 30, 2011.  In addition, because certain creditors who were previously parties to the Settlement Agreement determined not to further extend the termination date of the Settlement Agreement, the amended Settlement Agreement excludes such parties.  Otherwise, the amended Settlement Agreement’s material financial terms remain unchanged.  The terms of the amended Settlement Agreement are reflected in the Modified Plan and are described in the Supplemental Disclosure Statement filed with the Bankruptcy Court.

The Modified Plan, Supplemental Disclosure Statement, and the Settlement Agreement have the full support of the FDIC, JPMC, certain holders of indebtedness issued by Washington Mutual Bank, and the Official Committee of Unsecured Creditors, which was appointed by the Bankruptcy Court.

Like the Original Plan, the Modified Plan contemplates, among other things, distribution of funds to holders of allowed claims against the estate in excess of approximately $7 billion, including approximately $4 billion of previously disputed funds on deposit with JPMC.

WMI believes implementation of the Settlement Agreement will result in significant recoveries for the estate’s stakeholders and is in the best interests of the estate.  WMI will seek confirmation as soon as practicable in order to expedite the distribution of funds to holders of allowed claims.

The Modified Plan and Supplemental Disclosure Statement filed today contain, among other things, historical and financial information regarding WMI and certain of its affiliates, a description of the modifications to the Modified Plan, as well as many of the technical matters required for the solicitation process, such as descriptions of who will be eligible to vote on and submit elections with respect to the Modified Plan and the voting process itself.

WMI’s Modified Plan and Supplemental Disclosure Statement are available at www.kccllc.net/wamu.  The Supplemental Disclosure Statement is subject to approval by the Bankruptcy Court and will be considered at a hearing scheduled to occur in March.  The Modified Plan is subject to confirmation by the Bankruptcy Court. This press release is not intended as a solicitation for a vote on the Modified Plan.

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Media Contact:
Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
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